EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the Agreement") is entered into as of August 26th, 2021 ("Effective Date"), by and between Emergent Medical Foods, Inc. (the "Company") and John V. Cappello (the "Executive").

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive's employment with the Company during the period beginning on the date hereof and ending as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE 1
EMPLOYMENT AND DUTIES

1.1 Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as the Company's Chief Executive Officer, upon the terms and subject to the conditions set forth in this Agreement. The period during which Executive is employed by the Company is referred to herein as the "Employment Period." The effective date on which the Executive's Employment Period ends for any reason or no reason is referred to herein as the "Termination Date."

1.2 Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for three (3) years ("initial term"). If the Executive or Company do not provide the other party with thirty (30) days written notice of termination prior to the completion of the Initial term, the Agreement shall automatically extend for additional one (1) year terms. Termination shall not affectthe Executive's continuing obligations to the Company under Section 4 and 5.

1.3 Position and Duties.

1.3.1 During the Employment Period, Executive shall serve as the Company's Chief Executive Officer and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the Company's Board of Directors or its designee (collectively, the "Board") ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

1.3.2 Executive shall report directly to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity (collectively, the "Emergent Health Companies"). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner.

ARTICLE 2
COMPENSATION AND BENEFITS

2.1 Base Salary. As full consideration for the Services provided and to be provided by Executive hereunder, the Company shall compensate Executive (A) 900,000 shares of Company Series C Convertible Non-Voting Preferred Stock at .001 per share upon execution of this Agreement whereas the consideration received by the Company from the Executive for the shares are adequate and the shares when issued are fully paid & non-assessable. The Amendment to the Articles of Incorporation designating the Series C Convertible Non-Voting Preferred Stock is attached hereto as Exhibit "A" (B) $10,000 per month commencing upon Company's receipt of minimum $250,000 in net proceeds from Original Issue Discount Promissory Notes (B) commission equal to 2.5% of the net revenues received by Company and Affiliates thereto including but not limited to Emergent Health Corporation therefrom on a continuing

basis on all products developed prior to or during the term of this agreement by Executive payable in accordance with Company's normal payroll schedule and 1.25% in perpetuity thereafter payable in cash.

2.3 Benefits. During the Employment Period, Executive shall be entitled to participate in any Company benefit programs for which executives of the Company are generally eligible, including, insurance and health benefits and the Company's 401(k) plan (collectively, "Benefits"). Executive recognizes that the Company reserves the right to change its benefits from time to time and the Company's right to make such changes shall not be restricted by this Agreement. Executive acknowledges that at this time there are no Company benefit programs.

2.4 Vacation. During the Employment Period, Executive shall be entitled to Vacation similar to other executives of the Company.

2.5 Reimbursement for Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable, necessary, and documented expenses incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company's policies as in effect from time to time that have been pre-approved in writing by the Company Board of Directors.

2.6 Withholding. The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required or permitted pursuant to any law or governmental regulation or ruling.

ARTICLE 3
EARLY TERMINATION OF EMPLOYMENT PERIOD

3.1 Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 15 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation, business expense reimbursement and benefits described in this Article 2 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

ARTICLE 4
CONFIDENTIAL INFORMATION, PRIOR EMPLOYMENT AGREEMENTS, NON-SOLICITATION, PROPRIETARY RIGHTS, AND TRADE SECRETS

4.1 Confidential Information. Executive acknowledges that the information, observations, and data obtained by him while employed by the Company concerning the business or affairs of the Emergent Health Companies (collectively "Confidential Information") are the property of the Company. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purpose any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Board or a committee thereof may request, all memoranda, notes, plans, records, reports, computer files, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and/or the business of the Emergent Health Companies which he may then possess or have under his control.

4.2 Proprietary Rights, Assignment. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any Emergent Health Company's actual or anticipated business, research and development, or existing or future products or services, real estate strategies, or expansion plans, and which are conceived, developed, or made by Executive while employed by the Company ("Work Product") belong to the Company. Any copyrightable work falling within the definition of Work Product shall be deemed a "work made for hire" as such term is defined in 17 U.S.C. § 101, and ownership of all right, title, and interest herein shall vest in the Company. To the

extent that any Work Product is not deemed to be a "work made for hire" under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in the Company, Executive hereby irrevocably assigns, transfers, and conveys, to the full extent permitted by the applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments).

4.3 Prior Employment Agreements. Executive represents and warrants to the Company that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company (or any other Emergent Health Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any Emergent Health Company or the services rendered by the Executive under this Agreement.

4.4 Non-Solicitation.

4.4.1 Executive acknowledges that in the course of his employment with the Company, he will become familiar with the Company's Trade Secrets (defined below) and/or Confidential Information concerning the Company and that his services shall be of special, unique, and extraordinary value to the Company. "Trade Secrets" includes commercially valuable information which is not generally known to the public or within the consumer Emergent Health field.

4.4.2 Executive shall not use any Trade Secrets and/or Confidential Information belonging to any other employer during employment with the Company. Executive shall also not bring any documents from any prior employer to the Company, including any memorialization of information that includes Trade Secrets and/or Confidential Information belonging to any prior employer. The word "document" means not only a physical piece of paper, but also includes electronic disks, hard drives, "flash" or "thumb" drives, emails or email attachments, or any other storage device or medium.

4.4.3 Executive agrees that for a period of six (6) months following the Termination Date, Executive will not directly or indirectly recruit or solicit any employee, or independent contractor of the Company or encourage any employee or independent contractor of the Company to leave the Company's employ or engagement, as the case may be. The parties agree that an advertisement of general solicitation to the general public does not violate this Section 4.4.3.

4.4.4 If, at the time of enforcement of this Article 4, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.

ARTICLE 5
GENERAL PROVISIONS

5.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified, or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized character, in each case to the applicable address set forth below, and any such notice is deemed effectively given with received by the recipient (or if receipt is refused by the recipient, when so refused).

If to the Company:

Emergent Medical Foods, Inc.
20138 Valley Forge Circle
King of Prussia, PA 19406

If to Executive:

John V. Cappello
20137 Valley Forge Circle
King of Prussia, PA 19406

5.2 Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida, without reference to its principles of conflict of laws.

5.3 Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Florida.

5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations between the parties, written or oral, which may have related to the subject matter hereof in any way. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein.

5.5 Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs, and assigns.

5.6 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time only by written agreement between the Company (with approval of the Board) and Executive.

5.7 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile or electronic signature and the other parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

5.8 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "including", as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

5.9 No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

5.10 Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area matter covered thereby, such

court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.11 Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through a mediation - arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration under the rules of the American Arbitration Association in Palm Beach County, Florida. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court ofcompetent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

5.12 Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

EMERGENT MEDICAL FOODS, INC.
("COMPANY")

DocuSigned by:

By: John V. Cappello, D.O. M.B.A.

1C37FA5310BA4E3...

Name: John V. Cappello

Title: CEO

JOHN V. CAPPELLO ("EXECUTIVE")

DocuSigned by:

John V. Cappello, D.O. M.B.A.

1C37FA5310BA4E3...

John V. Cappello